Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Corbus Pharmaceuticals Holdings, Inc. on Form S-8 to be filed on or about March 28, 2016, of our report dated March 28, 2016, on our audits of the consolidated financial statements as of December 31, 2015 and 2014 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 28, 2016.  Our report includes an explanatory paragraph concerning the existence of substantial doubt about the Company's ability to continue as a going concern.

/s/ EISNERAMPER LLP

Iselin, New Jersey

March 28, 2016